Exhibit 99.2

Copperweld Bimetallics, LLC

P&L (2016)

CCS Sales in Pounds	14,800,000
CCA Sales in Pounds	22,145,000
Dalian Braid	200,000
Sales in Pounds	37,145,000
CCS Avg Price/Lb	$2.57
CCA Avg Price/Lb	$3.11
Dalian Braid	$3.11
Blended Avg Price/Lb (Net)	$2.79

Gross Sales	$107,369,865
(Deductions)	$(3,757,945)
Net Sales	$103,611,920
Cost of Goods Sold	$89,681,638
Depreciation	2,532,971

Gross Profit	$11,397,311

SG&A	4,100,000

Operating profit	$7,297,311

Interest Expense	192,000

Other expense(income)	0

Net Profit Before Tax	$7,105,311
Prov Taxes	0

Net profit After Tax	$7,105,311

GPM	11.00%
SG&A/Sales	3.96%
NPAT/Sales	6.71%

EBITDA	$9,830,282
EBITDA/Sales	9.49%

Copperweld Bimetallics, LLC

Balance Sheet (2016)

Cash	19,237,416
Accounts Rec'ble(net)	14,154,634
Inventory	13,476,749
Other	200,000
Current Assets	47,068,799

PP&E	30,497,964
Accum Depr	(19,686,571)
Net Fixed Assets	10,811,393

Long Term Investment	2,099,492
Other Long Term Assets	7,339,886
Total Assets	67,319,570

STD	-
Acc'ts Payable	10,046,304
Accrued Expenses	500,000
CPLTD	650,000
Current Liabilities	11,196,304

Long Term Debt	1,787,500
Other Long Term	-
Total Liabilities	12,983,804

Contributed Capital	29,059,694
Other capital	-
Retained Earnings	$19,152,974
YTD P&L	$7,105,311
Currency Adjustment	(982,213)
Total Equity	54,335,766
Total Liabilities and Net Worth	67,319,570

-
Working Capital	35,872,495
Working Investment	17,085,079
% Sales	16.49%
A/R DOH	50
INV DOH	55
A/P+A/E DOH	41

CopperweldBimetallics, LLC

Cash Flow Summary & Forecast (2016)

NPAT	$7,105,311
Prov Taxes	0
Depreciation	2,532,971

Operating Sources	$9,638,282

Capex	3,412,023
Taxes Paid	0
Chnge Wrkg Invst	1,565,624

Operating Uses	$4,977,647

Cash From Operations	$4,660,635

Change Other Assets(use)	0
Change Other Liab(use)	0

Cash Before Financing	$4,660,635

Change STD	0
Change LTD	(650,000)
Change Equity	0

Change Cash	$4,010,635
4,010,635
$0

Fushi Copperweld, Inc. 2016 Expense Estimates

2016
Audit	$972,130
Legal	$862,355
IR/CorDev/AGM	$666,832
Marketing	$1,412,578
NBD+NBD Wages	$3,986,865
Finance	$351,997
Director’s Fee	$109,000
Nasdaq	$42,500
D&O Insurance	$503,125
General G&A	$1,388,054
Wages & Bonus	$4,292,443

Assumptions

1) Stock based compensation assumes grants made in Q1'2012; no grants made in 2013 onwards, which is reflected in decline in out years

2) Audit fees constant 2011/2012. Increase 10% per annum thereafter due to increased global footprint/locations

3) Legal fees assume increase of 10%/year as a result of general corporate growth

4) IR and annual meeting costs constant 2011---2012; increase 5% per annum therafter due to increased investor base and IR activities

5) Marketing costs assume increase of 10%/year as a result of general corporate growth and increased acvitities

6) Director's fees remain constant

7) Nasdaq fees assume no new issuance of shares

8) D&O insurance premiums to remain constant

9) General G&A to increase 5% per annum due to increased global activities and personnel

10) Wages to increase 15% per annum due to added personnel and salary increases

11) NBD and Finance budget to grow 10% per annum due to general corporate growth